Exhibit 99.1

Diodes Incorporated Reports Second Quarter 2016 Financial Results

Achieves Record Revenue and Gross Profit

Plano, Texas – August 9, 2016 — Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, analog and mixed-signal semiconductor markets, today reported its financial results for the second quarter ended June 30, 2016.

Second Quarter Highlights

•	Revenue was a record $236.6 million, increasing 6.2 percent from the $222.7 million in the first quarter 2016 and 7.8 percent from the $219.5 million in the second quarter 2015;

•	Gross profit was a record $74.8 million, compared to $64.2 million in the first quarter 2016 and $69.4 million in the second quarter 2015;

•	Gross profit margin was 31.6 percent, compared to 28.8 percent in the first quarter 2016 and 31.6 percent in the second quarter 2015;

•

GAAP net income was $5.8 million, or $0.12 per diluted share, compared to a GAAP net loss of $1.7 million, or ($0.04) per share, in the first quarter 2016 and GAAP net income of $15.1 million, or $0.31 per diluted share, in the second quarter 2015;

•

Non-GAAP adjusted net income was $9.8 million, or $0.20 per diluted share, compared to $5.9 million, or $0.12 per diluted share, in first quarter 2016 and $16.6 million, or $0.34 per diluted share, in second quarter 2015;

•	Excluding $3.0 million, net of tax, non-cash share-based compensation expense, GAAP and non-GAAP adjusted net income would have increased by $0.06 per diluted share; and

•

Achieved $16.4 million of cash flow from operations, and $0.9 million of free cash flow, including $15.5 million of capital expenditures. Net cash flow was ($44.5) million, which includes the pay down of $40 million of long-term debt.

Commenting on the results, Dr. Keh-Shew Lu, President and Chief Executive Officer, stated,

“Our second quarter results reflect strong performance across our business, highlighted by the achievement of record revenue and gross profit dollars. The growth was driven by an approximately 7 percent sequential increase in Diodes’ core business, with a modest 1 percent increase in revenue from Pericom. Our industrial market revenue was higher in the quarter reflecting increased sales in both North America and Europe. Revenue from our automotive market also had another solid quarter of growth as this end market continues to outpace the average growth rate of the Company.

“In addition, we achieved a 140 basis point sequential improvement in non-GAAP gross margin, due primarily to increased utilization at our manufacturing facilities and improved product mix. We also continued to generate solid cash flow during the quarter, which enabled us to pay down $40 million of long-term debt, or a total of $73 million since the end of the third quarter 2015. It took approximately three years to payoff the debt from our BCD Semiconductor acquisition, and we anticipate a similar timeframe for Pericom due to Diodes’ strong cash flow generation.

“As we look to the third quarter, we expect revenue to grow 5.6 percent sequentially at the mid-point, representing $250 million in a quarterly revenue run rate, which is an important milestone toward achieving our goal of $1 billion in annual revenue. Additionally, gross margin is expected to improve another 90 basis points at the mid-point of our guidance range of 32.5 percent, with operating expenses decreasing further as a percentage of sales. We are beginning to see improvements in the general market environment and anticipate a more typical seasonal cycle going into the quarter.”

Second Quarter 2016

Revenue for the second quarter 2016 was a record $236.6 million, increasing 6.2 percent from the $222.7 million in the first quarter 2016 and 7.8 percent from the $219.5 million in the second quarter 2015.

Gross profit for the second quarter 2016 reached a record $74.8 million, or 31.6 percent of revenue, compared to the first quarter 2016 of $64.2 million, or 28.8 percent of revenue and the second quarter 2015 of $69.4 million, or 31.6 percent of revenue. The sequential increase in gross profit margin was due primarily to increased capacity utilization and improved product mix.

GAAP operating expenses for the second quarter 2016 were $63.5 million, or 26.9 percent of revenue, and $58.6 million, or 24.8 percent of revenue, on a non-GAAP basis, which excludes $4.9 million of transaction, retention, amortization of acquisition-related intangible asset expenses and employee award costs. This compares to GAAP operating expenses of $62.8 million, or 28.2 percent of revenue, in the first quarter 2016, or 25.5 percent on a non-GAAP basis.

Second quarter 2016 GAAP net income was $5.8 million, or $0.12 per diluted share, compared to GAAP net loss of $1.7 million, or ($0.04) per share, in the first quarter 2016 and GAAP net income of $15.1 million, or $0.31 per diluted share, in the second quarter 2015.

Second quarter 2016 non-GAAP adjusted net income was $9.8 million, or $0.20 per diluted share, which excluded, net of tax, $5.1 million of non-cash acquisition-related intangible asset amortization costs. This compares to non-GAAP adjusted net income of $5.9 million, or $0.12 per diluted share, in the first quarter 2016 and $16.6 million, or $0.34 per diluted share, in the second quarter 2015.

The following is an unaudited summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

		Three Months Ended
		June 30, 2016
GAAP net income		$5,752

GAAP diluted earnings per share		$0.12

Adjustments to reconcile net income to non-GAAP net income:
M&A Activities
Pericom		2,564
Transaction costs	(120)
Retention costs	258
Amortization of acquisition-related intangible assets	2,708
Employee award costs	(282)
Others		1,451
Amortization of acquisition-related intangible assets	1,451
Non-GAAP net income		$9,767

Non-GAAP diluted earnings per share		$0.20

(See the reconciliation tables of net income to adjusted net income near the end of the release for further details.)

Included in the second quarter of 2016 GAAP and non-GAAP adjusted net income was approximately $3.0 million, net of tax, of non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted EPS would have increased by $0.06 per share for the second quarter 2016, $0.06 for the first quarter 2016 and $0.05 for the second quarter 2015.

EBITDA (a non-GAAP measure), which represents earnings before net interest expense, income tax, depreciation and amortization, for the second quarter 2016, was $36.8 million, compared to $24.9 million for the first quarter 2016 and $40.2 million for the second quarter 2015. For a reconciliation of GAAP net income to EBITDA, see the table near the end of the release for further details.

For the second quarter 2016, net cash provided by operating activities was $16.4 million. Net cash flow was ($44.5) million, which reflects the pay down of $40 million of long-term debt. Free cash flow was $0.9 million, which includes $15.5 million of capital expenditures.

Balance Sheet

As of June 30, 2016, the Company had approximately $237 million in cash, cash equivalents and short-term investments, long-term debt totaled approximately $410 million, and working capital was approximately $542 million.

The results announced today are preliminary, as they are subject to the Company finalizing its closing procedures and customary quarterly review by the Company’s independent registered public accounting firm. As such, these results are subject to revision until the Company files its Quarterly Report on Form 10-Q for the quarter ending June 30, 2016.

Business Outlook

Dr. Lu concluded, “For the third quarter of 2016, we expect to grow revenue to a range between $242 million and $258 million, or up 2.3 to 9.0 percent sequentially. We expect GAAP and non-GAAP gross margin to be 32.5 percent, plus or minus 1 percent. Non-GAAP operating expenses are expected to be approximately 24 percent of revenue, plus or minus 1 percent. We expect interest expense to be approximately $3.0 million, and our income tax rate to be 28 percent, plus or minus 3 percent. Shares used to calculate diluted EPS for the third quarter are anticipated to be approximately 50 million. Please note that purchase accounting adjustments for Pericom and previous acquisitions of $4.4 million after tax are not included in these non-GAAP estimates.”

Conference Call

Diodes will host a conference call on Tuesday, August 9, 2016 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its second quarter 2016 financial results. Investors and analysts may join the conference call by dialing 1-855-232-8957 and providing the confirmation code 47838959. International callers may join the teleconference by dialing 1-315-625-6979 and enter the same confirmation code at the prompt. A telephone replay of the call will be made available approximately two hours after the call and will remain available until August 16, 2016 at midnight Central Time. The replay number is 1-855-859-2056 with a pass code of 47838959. International callers should dial 1-404-537-3406 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors section of Diodes’ website at http://www.diodes.com. To listen to the live call, please go to the Investors section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes’ website for approximately 60 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, analog and mixed-signal semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, function-specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors, power management devices, including LED drivers, AC-DC converters and controllers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. Diodes’ corporate headquarters and Americas’ sales office are located in Plano, Texas and Milpitas,

California. Design, marketing, and engineering centers are located in Plano; Milpitas; Taipei, Taiwan; Taoyuan City, Taiwan; Zhubei City, Taiwan; Manchester, England; and Neuhaus, Germany. Diodes’ wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with an additional facility located in Shanghai, China. Diodes has assembly and test facilities located in Shanghai, Jinan, Chengdu, and Yangzhou, China, as well as in Hong Kong, Neuhaus and Taipei. Additional engineering, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Manchester; Shanghai; Shenzhen, China; Seongnam-si, South Korea; and Munich, Germany, with support offices throughout the world.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements regarding our expectation that: revenue from our automotive market also had another solid quarter of growth as this end market continues to outpace the average growth rate of the Company; as we look to the third quarter, we expect revenue to grow 5.6 percent sequentially at the mid-point, representing $250 million in a quarterly revenue run rate, which is an important milestone toward achieving our goal of $1 billion in annual revenue; additionally, gross margin is expected to improve another 90 basis points at the mid-point of our guidance range of 32.5 percent, with operating expenses decreasing further as a percentage of sales; we are beginning to see improvements in the general market environment and anticipate a more typical seasonal cycle going into the quarter; for the third quarter of 2016, we expect to grow revenue to a range between $242 million and $258 million, or up 2.3 to 9.0 percent sequentially; we expect GAAP and non-GAAP gross margin to be 32.5 percent, plus or minus 1 percent; non-GAAP operating expenses are expected to be approximately 24 percent of revenue, plus or minus 1 percent; we expect interest expense to be approximately $3.0 million, and our income tax rate to be 28 percent, plus or minus 3 percent; shares used to calculate diluted EPS for the third quarter are anticipated to be approximately 50 million; and please note that purchase accounting adjustments for Pericom and previous acquisitions of $4.4 million after tax are not included in these non-GAAP estimates. Potential risks and uncertainties include, but are not limited to, such factors as: the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs and loadings in our manufacturing facilities; risks of domestic and foreign operations, including excessive operation costs, labor shortages, higher tax rates and our joint venture prospects; the risk of unfavorable currency exchange rates; our future guidance may be incorrect; the global economic weakness may be more severe or last longer than we currently anticipated; breaches of our information technology systems; and other information including the “Risk Factors,” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

Recent news releases, annual reports and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

Company Contact:	Investor Relations Contact:
Diodes Incorporated	Shelton Group
Laura Mehrl	Leanne Sievers
Director of Investor Relations	EVP, Investor Relations
P: 972-987-3959	P: 949-224-3874
E: laura_mehrl@diodes.com	E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
NET SALES	$236,645	$219,453	$459,383	$425,634
COST OF GOODS SOLD	161,828	150,016	320,346	292,284

Gross profit	74,817	69,437	139,037	133,350
OPERATING EXPENSES
Selling, general and administrative	41,390	31,882	80,844	63,613
Research and development	17,010	13,590	35,159	26,899
Amortization of acquisition-related intangible assets	5,131	1,880	10,262	3,802
Others	9	87	40	135

Total operating expenses	63,540	47,439	126,305	94,449

Income from operations	11,277	21,998	12,732	38,901
OTHER INCOME (EXPENSES)
Interest income	298	244	754	542
Interest expense	(3,684)	(757)	(6,196)	(1,821)
Loss on securities carried at fair value	—	(125)	—	(54)
Other	901	(103)	(535)	(348)

Total other expenses	(2,485)	(741)	(5,977)	(1,681)
Income before income taxes and noncontrolling interest	8,792	21,257	6,755	37,220
INCOME TAX PROVISION	2,396	5,399	1,844	9,586

NET INCOME	6,396	15,858	4,911	27,634
Less: NET INCOME attributable to noncontrolling interest	(644)	(780)	(892)	(1,424)

NET INCOME attributable to common stockholders	$5,752	$15,078	$4,019	$26,210

EARNINGS PER SHARE attributable to common stockholders
Basic	$0.12	$0.31	$0.08	$0.55

Diluted	$0.12	$0.31	$0.08	$0.53

Number of shares used in computation
Basic	48,383	48,076	48,336	47,872

Diluted	49,500	49,250	49,380	49,091

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended June 30, 2016:

	Operating Expenses	Income Tax Provision	Net Income
Per-GAAP			$5,752

Earnings per share (Per-GAAP)
Diluted			$0.12

Adjustments to reconcile net income to non-GAAP net income:
M&A Activities
Pericom			2,564
Transaction costs	(185)	65
Retention costs	397	(139)
Amortization of acquisition-related intangible assets	3,302	(594)
Employee award costs	(404)	122
Others			1,451
Amortization of acquistion-related intangible assets	1,830	(379)
Non-GAAP			$9,767

Diluted shares used in computing earnings per share			49,500

Non-GAAP earnings per share
Diluted			$0.20

Note: Included in GAAP and non-GAAP adjusted net income was approximately $3.0 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.06 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended June 30, 2015:

	Operating Expenses	Income Tax Provision	Net Income
Per-GAAP			$15,078

Earnings per share (Per-GAAP)
Diluted			$0.31

Adjustments to reconcile net income to non-GAAP net income:
Amortization of acquisition-related intangible assets	1,880	(386)	1,494
Non-GAAP			$16,572

Diluted shares used in computing earnings per share			49,250

Non-GAAP earnings per share
Diluted			$0.34

Note: Included in GAAP and non-GAAP adjusted net income was approximately $2.5 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.05 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the six months ended June 30, 2016:

	COGS	Operating Expenses	Income Tax Provision	Net Income
Per-GAAP				$4,019

Earnings per share (Per-GAAP)
Diluted				$0.08

Adjustments to reconcile net income to non-GAAP net income:
M&A Activities
Pericom				8,861
Inventory adjustment	3,060		(153)
Transaction costs		471	(165)
Retention costs		793	(278)
Amortization of acquisition-related intangible assets		6,604	(1,189)
Employee award costs		(404)	122
Others				2,901
Amortization of acquisition-related intangible assets		3,659	(758)
Non-GAAP				$15,781

Diluted shares used in computing earnings per share				49,380

Non-GAAP earnings per share
Diluted				$0.32

Note: Included in GAAP and non-GAAP adjusted net income was approximately $5.9 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.12 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the six months ended June 30, 2015:

	Operating Expenses	Income Tax Provision	Net Income
Per-GAAP			$26,210

Earnings per share (Per-GAAP)
Diluted			$0.53

Adjustments to reconcile net income to non-GAAP net income:
Retention costs	83	(13)	70
Amortization of acquisition-related intangible assets	3,802	(781)	3,021
Non-GAAP			$29,301

Diluted shares used in computing earnings per share			49,091

Non-GAAP earnings per share
Diluted			$0.60

Note: Included in GAAP and non-GAAP adjusted net income was approximately $4.9 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.10 per share.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

The Company adjusts United States generally accepted accounting principles (“GAAP”) net income and earnings per share attributable to common stockholders to provide investors a better depiction of the Company’s operating results, allow for a more accurate comparison between the Company’s current and historical operating results and provide a baseline for more informed modeling of future earnings. The Company makes adjustments for inventory acquired, transaction costs, retention costs and amortization of acquisition-related intangible assets. The Company also excludes these items to evaluate the Company’s operating performance, develop budgets, determine incentive compensation awards and manage cash expenditure. The presentation of the above non-GAAP measures allows investors to review the Company’s results of operations from the same viewpoint as the Company’s management and Board of Directors. The Company has historically provided similar non-GAAP financial measures to provide investors an enhanced understanding of its operations, facilitate investors’ analyses and comparisons of its current and past results of operations and provide insight into the prospects of its future performance. The Company also believes the non-GAAP measures are useful to investors because they provide additional information that research analysts use to evaluate semiconductor companies. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies. For example, we do not adjust for any amounts attributable to noncontrolling interest except for one-time non-cash items outside the course of ordinary business, such as impairment of goodwill. The Company recommends a review of net income on both a GAAP basis and non-GAAP basis be performed to get a comprehensive view of the Company’s results and provides a reconciliation of GAAP net income to non-GAAP adjusted net income.

Detail of non-GAAP adjustments

Inventory adjustments – The Company adjusted the inventory acquired in the Pericom acquisition to account for the reasonable profit allowance for the selling effort on finished goods inventory and the reasonable profit allowance for the effort to complete and sell the work–in-progress inventory. This non-cash fair value adjustment to inventory is not recurring in nature; however it could be recurring to the extent there are additional acquisitions. The Company believes the exclusion of the Pericom inventory adjustment provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Transaction costs – The Company excluded costs associated with acquiring Pericom, which consisted of advisory, legal and other professional and consulting fees. These costs were expensed in the second quarter of 2016 when the costs were incurred and services were received, and in which the corresponding tax adjustments were made for the non-deductible portions of these expenses. The Company believes the exclusion of this item provides investors with an enhanced view of certain costs the Company may incur from time to time and facilitates comparisons with the results of other periods that may not reflect such costs.

Retention costs – The Company excluded costs related to employee retention in connection with the Pericom acquisition. Although these retention costs will be recurring every quarter until the final retention payment has been made, they are not part of the employees’ normal annual salaries and therefore are being excluded. The Company believes the exclusion of retention costs related to the acquisitions provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Amortization of acquisition-related intangible assets – The Company excluded this item, including amortization of developed technologies and customer relationships. The fair value of the acquisition-related intangible assets, which was recognized through purchase accounting, is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful life of the applicable assets. The Company believes that exclusion of this item is appropriate because a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. In addition, the Company excluded this item because there is significant variability and unpredictability among companies with respect to this expense.

Employee award costs – The Company adjusted for costs related to the immediate vesting of Pericom equity awards upon closing of the Pericom acquisition. The expense for these awards was recognized immediately after the acquisition and the Company believes adjusting for the one-time expense related to the immediate vesting of these awards provides investors with a more accurate reflection of the continuing operations of the Company and facilitates comparisons with the results of other periods which may not reflect such costs.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the second quarter of 2016 is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operations. For the second quarter of 2016, FCF was $0.9 million ($16.4 million less $15.5 million). FCF represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense. EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net income (per-GAAP)	$5,752	$15,078	$4,019	$26,210
Plus:
Interest expense, net	3,386	513	5,442	1,279
Income tax provision	2,396	5,399	1,844	9,586
Depreciation and amortization	25,281	19,198	50,360	38,370

EBITDA (non-GAAP)	$36,815	$40,188	$61,665	$75,445

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2016	2015
	(unaudited)	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$192,554	$218,435
Short-term investments	44,245	64,685
Accounts receivable, net	229,913	218,496
Inventories	209,875	202,832
Prepaid expenses and other	41,663	46,103

Total current assets	718,250	750,551

PROPERTY, PLANT AND EQUIPMENT, net	425,177	439,340
DEFERRED INCOME TAXES, non-current	47,919	45,120
OTHER ASSETS
Goodwill	131,389	132,913
Intangible assets, net	185,503	196,409
Other	34,628	34,494

Total assets	$1,542,866	$1,598,827

CURRENT LIABILITIES
Accounts payable	$93,279	$86,463
Accrued liabilities	76,533	77,801
Income tax payable	—	5,117
Current portion of long-term debt	10,290	10,282

Total current liabilities	180,102	179,663

LONG-TERM DEBT, net of current portion	399,891	453,738
DEFERRED TAX LIABILITIES - non current	32,207	32,276
OTHER LONG-TERM LIABILITIES	90,810	90,153

Total liabilities	703,010	755,830

COMMITMENTS AND CONTINGENCIES
EQUITY
Diodes Incorporated stockholders’ equity
Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock - par value $0.66 2/3 per share; 70,000,000 shares authorized; 48,470,103 and 48,148,077 issued and outstanding at June 30, 2016 and December 31, 2015, respectively	32,626	32,404
Additional paid-in capital	349,363	344,086
Retained earnings	518,299	514,280
Treasury stock	(11,009)	(11,009)
Accumulated other comprehensive loss	(97,352)	(84,416)

Total Diodes Incorporated stockholders’ equity	791,927	795,345
Noncontrolling interest	47,929	47,652

Total equity	839,856	842,997

Total liabilities and equity	$1,542,866	$1,598,827